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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Daniel J. Meaney, Public Affairs Manager
Phone:    1-800-428-3985 x3016 or (860) 669-8630 x3016


       "CONNECTICUT WATER SERVICE, INC. REACHES A DEFINITIVE AGREEMENT TO
                       ACQUIRE UNIONVILLE WATER COMPANY"

      CLINTON, CONNECTICUT, FEBRUARY 26, 2002 - Connecticut Water Service, Inc., (NASDAQ:CTWS) and the Unionville Water Company (Unionville) of Farmington, Connecticut have signed a Definitive Merger Agreement to combine their respective water utility operations. Under the Agreement, Connecticut Water Service (a Clinton, Connecticut based holding company that owns several regulated water utilities in Connecticut and Massachusetts) will exchange Connecticut Water Service common stock for Unionville stock. This stock-for-stock transaction is valued at approximately $6.3 million.

      Upon completion of the transaction, Connecticut Water Service will operate Unionville as a wholly-owned subsidiary under its holding company structure. Unionville Water Company serves over 5,400 customers or a population of more than 14,000 people and produces annual revenues of approximately $2.4 million. Signing the Definitive Merger Agreement is a major step towards completing the merger, which was announced December 3, 2001 when the two companies signed a letter of intent to combine.

      Marshall T. Chiaraluce, Chairman and CEO of Connecticut Water Service, Inc., said that he is pleased with the progress of the merger. Mr. Chiaraluce said, "we look forward to having the Unionville Water customers as part of our growing


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company. We are currently preparing an application to be filed with the
Connecticut Department of Public Utility Control for approval of the merger and plan to file it shortly."

      In addition to regulatory approvals, completion of the merger is also subject approval of Unionville's stockholders and the satisfaction of several other conditions.

      Connecticut Water Service, Inc., through its four subsidiary regulated water companies, serves over 78,000 water customers or a population of about 276,000 people in 40 towns in Connecticut and Massachusetts.




This press release does not constitute an offering of securities for sale. Some statements in this release may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act 1933 and Section 21E of the Securities Exchange Act of 1934. The forward looking statements are based on current expectations and rely on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, that could cause actual results to differ materially from such statements.


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